Exhibit 10.3

Amendment to Employment Agreement between
Slavie Federal Savings Bank and Charles E. Wagner, Jr.

In January 2006, the compensation committee of the board of directors increased Mr. Wagner’s annual compensation, effective January 1, 2006, to $84,000 per year. In January 2006, the compensation committee of the board of directors also determined that Mr. Wagner was entitled to a bonus of $6,400 for service during 2005.